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                                                                    EXHIBIT 11.1



                         AURORA BIOSCIENCES CORPORATION
                                  EXHIBIT 11.1
             STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE



                                                 Three months ended                    Nine months ended
                                                     September 30,                        September 30,
                                             ------------------------------       -------------------------------
                                                 1997              1996               1997               1996
                                             ------------      ------------       ------------       ------------
Net income (loss)                            $    896,759      $ (1,673,193)      $ (1,547,415)      $ (2,841,052)

Computation of common and common
  equivalent shares outstanding:
   Weighted average common shares
      outstanding                              17,002,007         2,288,190          4,472,501          1,754,031
   Net effect of dilutive stock options
      based on the treasury stock
      method using average market price           574,494                --                 --                 --
   Convertible preferred stock assuming
      conversion from date of issuance                 --         9,457,947          9,915,973          6,924,588
                                              -----------       -----------       ------------       ------------
                                               17,576,501        11,746,137         14,388,474          8,678,619
                                              -----------       -----------       ------------       ------------

Shares related to SAB 83 based on the
  treasury stock method:
   Common stock                                        --           630,319              6,168            845,823
   Convertible preferred stock                         --           251,914                 --            634,700
   Warrants (1)                                        --            45,290             45,290             45,290
   Common stock options granted (1)                    --           507,159            311,256            507,159
                                             ------------      ------------       ------------       ------------
                                                       --         1,434,682            362,714          2,032,972
                                             ------------      ------------       ------------       ------------
Shares used in computing
  net income (loss) per share                  17,576,501        13,180,819         14,751,188         10,711,591
                                             ============      ============       ============       ============

Net income (loss) per share                  $       0.05      $      (0.13)      $      (0.10)      $      (0.27)
                                             ============      ============       ============       ============


(1) All warrants and common stock options granted between March 14, 1996 and March 31, 1997 are included in this calculation as SAB 83 shares for the applicable periods.